Exhibit 99.1

Second Sight Receives Conditional FDA Approval to Begin First Orion Human Clinical Study

SYLMAR, Calif.--(BUSINESS WIRE)-- Second Sight Medical Products, Inc. (NASDAQ:EYES) ("Second Sight" or "the Company"), a developer, manufacturer and marketer of implantable visual prosthetics to provide useful vision to blind patients, today announced that the Company has received conditional approval from the U.S. Food and Drug Administration (FDA) to begin the Orion™ Cortical Visual Prosthesis System (Orion) feasibility clinical study. The conditional approval allows two U.S. sites to enroll up to five total patients. The FDA has also requested that the Company conduct additional device testing and address outstanding questions. Second Sight has 45 days to respond to FDA's requests.

"This is an exciting milestone for the Company given the potential of Orion to provide useful vision to millions of blind individuals worldwide who have no other option today. We are delighted to have received conditional approval from the FDA to move forward and can now focus on finalizing the various approvals and agreements required at each clinical trial site. Once we complete those steps, our designated U.S. clinical trial sites, the University of California at Los Angeles (UCLA) and Baylor College of Medicine (Baylor) in Houston, can begin patient recruitment efforts. The Orion team has met all major internal milestones this year and we remain on-track to achieve the Company's stated goal of implanting our first Orion patient before year end," stated Will McGuire, President and Chief Executive Officer of Second Sight.

"The ability to implant the first Orion system, which has the potential to treat nearly all forms of profound blindness, has been a stated goal of the Company since our IPO. We are grateful for the rapid review and approval by the FDA. This milestone is a testament to the careful, high-quality work completed by the Second Sight and UCLA teams to date. We look forward to continuing our work with UCLA as this exciting clinical trial begins and also welcome Baylor to this important effort," stated Dr. Robert Greenberg, Chairman of the Board.

Blind patients interested in the Orion clinical trial can contact Second Sight customer service at 1-855-756-3703.

About the Orion Visual Cortical Prosthesis System

Second Sight, the manufacturer of the Argus II Retinal Prosthesis System (Argus II), has developed a new device, the Orion. A proof-of-concept clinical trial demonstrating the viability of stimulation of the human visual cortex with a commercially available device from a different manufacturer began in Q4 2016 at UCLA. First-in-human clinical studies with the Orion are planned in 2017. Like the Argus II, the idea behind Second Sight's Orion is to convert images captured by a miniature video camera mounted on the patient's glasses into a series of small electrical pulses. The Orion is designed to transmit these electrical pulses wirelessly to an array of electrodes implanted on the surface of the visual cortex, intended to result in the perception of patterns of light. By bypassing the retina and optic nerve and directly stimulating the visual cortex, a cortical prosthesis system has the potential to restore useful vision to patients completely blinded due to many reasons, including glaucoma, diabetic retinopathy, or forms of cancer and trauma.

About the Argus II Retinal Prosthesis System

Second Sight's Argus II System provides electrical stimulation that bypasses the defunct retinal cells and stimulates remaining viable cells inducing visual perception in individuals with severe to profound Retinitis Pigmentosa. The Argus II works by converting images captured by a miniature video camera mounted on the patient's glasses into a series of small electrical pulses, which are transmitted wirelessly to an array of electrodes implanted on the surface of the retina. These pulses stimulate the retina's remaining cells, intending to result in the perception of patterns of light in the brain. The patient must learn to interpret these visual patterns, having the potential to regain some visual function. The Argus II was the first artificial retina to receive widespread commercial approval, and is offered at approved centers in Canada, France, Germany, Italy, Russia, Saudi Arabia, South Korea, Spain, Taiwan, Turkey, United Kingdom, and the U.S.

About Second Sight

Second Sight's mission is to develop, manufacture and market innovative implantable visual prosthetics to enable blind individuals to achieve greater independence. Second Sight has developed and now manufactures and markets the Argus® II Retinal Prosthesis System. Enrollment has been completed in a feasibility trial to test the safety and utility of the Argus II in individuals with Dry Age-Related Macular Degeneration. Second Sight is also developing the Orion™ Visual Cortical Prosthesis to restore some vision to individuals who are blind due to causes other than preventable or treatable conditions. U.S. Headquarters are in Sylmar, California, and European Headquarters are in Lausanne, Switzerland. For more information, visit www.secondsight.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange and Exchange Act of 1934, as amended, which are intended to be covered by the "safe harbor" created by those sections. All statements in this release that are not based on historical fact are "forward looking statements." These statements may be identified by words such as "estimates," "anticipates," "projects," "plans," or "planned," "seeks," "may," "will," "expects," "intends," "believes," "should" and similar expressions or the negative versions thereof and which also may be identified by their context. All statements that address operating performance or events or developments that Second Sight expects or anticipates will occur in the future, such as stated objectives or goals, or that are not otherwise historical facts, are forward-looking statements. While management has based any forward looking statements included in this release on its current expectations, the information on which such expectations were based may change. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management's Discussion and Analysis of Financial Condition and Results of Operations sections of our Annual Report on Form 10-K as filed on March 16, 2017, and our other reports filed from time to time with the Securities and Exchange Commission. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

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